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                                    EXHIBIT 5
             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP.

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                                  May 27, 1998






QuadraMed Corporation
80 East Sir Francis Drake Boulevard, Ste. 2A
Larkspur, CA 94939

                  Re: Registration Statement for Offering of an Aggregate of 555,695 Shares of Common Stock

Ladies and Gentlemen:

                  We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 555,695 shares of the Common Stock of QuadraMed Corporation (the "Company") issuable under the (i) Medicus Systems Corporation 1994 Directors' Stock Option Plan (32,076 shares), (ii) Medicus Systems Corporation 1995 RCM Stock Option Plan (17,825 shares), (iii) Medicus Systems Corporation 1996 C.E.O. Replacement Stock Option Plan (142,598 shares), (iv) Medicus Systems Corporation 1996 C.E.O. Special Stock Option Certificate (6,417 shares), (v) Medicus Systems Corporation 1997 Employee Stock Option and Restricted Stock Plan (108,514 shares), (vi) Medicus Systems Corporation (1989/1991/1993/1993 Performance, and 1994) Stock Option and Restricted Stock Plan, as amended (235,791 shares), and (vii) Medicus Systems Corporation 1997 Directors' Stock Option Plan (12,474 shares) (collectively, the "Medicus Plans"), as assumed by the Company. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Medicus Plans, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Brobeck, Phleger & Harrison LLP

                                    BROBECK, PHLEGER & HARRISON LLP